Exhibit 21.1

Principal Subsidiaries of Universal Logistics Holdings, Inc.

Name of Subsidiary	Jurisdiction of Incorporation/ Organization
Apa Holdings, LLC	Illinois
Aquarius Financial, Inc.	California
Cavalry Logistics International, Inc.	Illinois
Cavalry Logistics International of Canada, Inc.	Canada
Deco Logistics, Inc. dba Container Connection	California
Diversified Contract Services, Inc.	Michigan
Fore Transportation, Inc.	Illinois
Fore Transport, Inc.	Illinois
LGSI Equipment of Indiana, LLC	Indiana
Linc Logistics, LLC	Michigan
Logistics Insight Corp.	Michigan
Logistics Insight Corporation, S. de R.L. de C.V.	Mexico
Logistics Insight GmbH	Germany
Michael’s Cartage, Inc.	Illinois
Morgan Southern, Inc.	Delaware
Roadrunner Intermodal Services, LLC	Delaware
Southern Counties Express, Inc.	California
Specialized Rail Service, Inc.	Nevada
Stafflinc de Mexico, S. de R.L. de C.V.	Mexico
UACL Leasing, LLC	Indiana
UACL Logistics Canada, Ltd.	Canada
UACL Logistics, LLC	Delaware
UACL Specialized, LLC	Michigan
Universal Logistics Solutions Canada, Ltd.	Canada
ULINC Staffing de Mexico, S. de R.L. de C.V.	Mexico
Universal Capacity Solutions, LLC	Tennessee
Universal Dedicated of Arlington, TX, LLC	Michigan
Universal Dedicated of Detroit, MI, LLC	Michigan
Universal Dedicated of Fort Wayne, IN, LLC	Michigan
Universal Dedicated of Nebraska & Wisconsin, LLC	Michigan
Universal Dedicated of Romulus, MI, LLC	Michigan
Universal Dedicated of Smyrna, TN, LLC	Michigan
Universal Fuel Sales, LLC	Michigan
Universal Intermodal Services, Inc.	Michigan
Universal LINC de Colombia, SAS	Colombia
Universal On-Demand, Inc.	Michigan
Universal Management Services, Inc.	Michigan
UT Rent A Car, Inc.	Michigan
UTS Realty, LLC	Michigan
UTSI Finance, Inc.	Michigan
Wando Trucking, LLC	Delaware
Westport Axle Co., LLC	Kentucky
Westport Machining, LLC	Michigan